Exhibit 99.1

NEWS RELEASE

May 13, 2014	OTCQX: DPDW

DEEP DOWN REPORTS FIRST QUARTER 2014 RESULTS

HOUSTON, May 13, 2013 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended March 31, 2014.

OPERATING RESULTS

For the first quarter of 2014, Deep Down reported net income of $0.4 million, or $0.02 income per diluted share, compared to net income of $0.2 million, or $0.02 income per diluted share, for the first quarter of 2013.

Revenues for both the first quarter of 2014 and the first quarter of 2013 were $6.2 million.

Gross profit for both the first quarter of 2014 and the first quarter of 2013 was $2.2 million; 36 percent of revenues in the 2014 period and 35 percent of revenues in the 2013 period.

Selling, general and administrative expenses (“SG&A”) for the first quarter of 2014 was $2.1 million, or 35 percent of revenues. SG&A for the first quarter of 2013 was $1.9 million, or 30 percent of revenues. The $0.2 million increase was due to increased security expense at our new facility, increased share-based compensation expense due to new grants, and increased legal expense associated with the collection of our receivables.

Other income (expense) for the quarter ended March 31, 2014 improved by $0.3 million compared to the first quarter of 2013 primarily as a result of the gain recognized on the sale of a significant piece of equipment.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA was $1.0 million for the first quarter of 2014 vs. $0.7 million for the first quarter of 2013. The $0.3 million increase in Modified EBITDA was due to a $0.4 million improvement in other income (expense), and a $0.1 million increase in gross profit before depreciation, partially offset by a $0.2 million increase in SG&A before share-based compensation expense.

LIQUIDITY / CAPITAL RESOURCES

In the third quarter of 2013, in a private placement, we issued 4.4 million shares of our common stock raising net cash proceeds of $7.6 million. We are currently in negotiations with our primary bank for the renewal of our credit facility, which expired April 15, 2014. We expect to have this renewal in place by May 15, 2015. At March 31, 2014, we had working capital of $12.5 million, including cash and cash equivalents of $5.3 million. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

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EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, “The industry continued to strengthen in the first quarter, particularly in the major offshore deepwater projects. The Gulf of Mexico has continued to strengthen, as well as many of the international deepwater and ultra-deepwater projects, such as offshore Brazil. We believe that the industry, and in particular the subsea market we serve, will continue to strengthen throughout the year.

“Revenues for our first quarter, which is typically our slowest quarter, were flat compared to the first quarter of 2013. Our backlog, however, has increased almost 25 percent to $30 million, compared to $25 million at the end of the first quarter of 2013. Our number of employees has grown from 80 as reported in our 2013 10-K to 84 currently, and will continue to grow with the increase in business. Based on the number of projects we are working on, and the associated quotes we continue to make, we believe our operations will continue to grow.

“We recently received our first order through our new Brazilian entity. Activity in Brazil has been slow to develop, but we believe this first order is key to our future participation in the subsea market there.”

EARNINGS CONFERENCE CALL

In connection with this earnings release,  Deep Down will host its annual conference call on Wednesday, May 14, 2014 at 3:30 PM Central Time (4:30 PM Eastern). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 42068415.

At the conclusion of the call, a replay will be available until May 19, 2014.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Justin Martin

martin@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
(in thousands, except per share amounts)
Results of operations data:
Revenues	$6,163	$6,158
Cost of sales	3,914	3,992
Gross profit	2,249	2,166
Total operating expenses	2,180	1,895
Operating income	69	271
Total other income (expense)	312	(26)
Income before income taxes	381	245
Income tax expense	(9)	(21)
Net income	$372	$224
Net income per share, basic and diluted	$0.02	$0.02
Weighted-average shares outstanding, basic and diluted	15,238	10,152

Modified EBITDA data:
Net income	$372	$224
Add back interest expense, net	61	37
Add back depreciation and amortization	410	379
Add back income tax expense	9	21
Add back share-based compensation	135	40
Subtract equity in net income of joint venture	–	(1)
Modified EBITDA	$987	$700

Cash flow data:
Cash provided by (used in):
Operating activities	$(46)	$(753)
Investing activities	624	(125)
Financing activities	(547)	(89)

	March 31, 2014	December 31, 2013
(in thousands)
Balance sheet data:
Cash and cash equivalents	$5,291	$5,260
Current assets	16,942	16,614
Current liabilities	4,399	4,705
Working capital	12,543	11,909
Total assets	37,938	38,302
Total debt	4,512	4,934
Total liabilities	7,177	7,923
Stockholders' equity	30,761	30,379

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